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                                                                 EXHIBIT 10.16

[LOGO]  The North Face, Inc.

2013 Farallon Drive, San Leandro, CA 94577 (510) 618-3500

                             PERSONAL & CONFIDENTIAL

3/15/96

Mr. Carlo Armenise
2122 Century Parklane #214
Los Angeles, CA  90006

Dear Carlo:

I am pleased to confirm our offer of employment as Vice President of Retail at The North Face, Inc. (the "Company"). In this position, you will report to me. Your start date will be determined at a later date.

Compensation:
If you decide to join us, you will receive an annual salary of $160,000.00 which will be paid biweekly in the amount of $6,153.85. The following benefits will be provided by The North Face, Inc.

Benefits:

     INSURANCE:
     You will be eligible for medical and dental benefits on your first date of hire.

     MANAGEMENT INCENTIVE PLAN:
     You will be eligible to participate in the Management Incentive Plan which provides for up to 40% of your base salary. You and I will work through the bonus plan.

     STOCK INCENTIVE PLAN:
     You will be eligible to participate in the Stock Incentive Plan (15,000 shares at $3.75 per share).

     RELOCATION:
     Reasonable relocation costs (of up to $10,000) and up to 6 months temporary living expenses (of up to $12,000 total) will be provided by the Company.

     SIGNING BONUS:
     You will be eligible for a $45,000 signing bonus to be paid in a lump sum, less applicable withholding taxes, on your first day of employment.

If you choose to accept this offer, your employment with The North Face, Inc. will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The North Face, Inc. will have a similar right and may terminate its employment relationship with you at any time, with or without cause. If the Company chooses to terminate your employment for any reason, other than cause, then you will be entitled to six months severance at your then current base rate of pay.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me no later than close of business 3/22/96. This offer will expire on 3/22/96. Please note that this employment offer is contingent upon your signing the Company's Confidentiality Agreement (a copy of which is enclosed). This letter, along with any agreements relating to confidential information between you and The North Face, Inc., sets forth the terms of your employment with The North Face, Inc. and supersedes any prior representations or

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agreements, whether written or oral.  This letter may
not be modified or amended except by a written agreement, signed by The North Face, Inc. and by you.

Please contact me if you have any questions regarding this employment offer or any points covered in this letter. We look forward to receiving your positive response and look forward to working with you as you join The North Face, Inc. team.

Sincerely,


/s/ Marsden S. Cason
Marsden Cason
Chief Executive Officer
The North Face, Inc.


I hereby agree and/or accept employment with The North Face, Inc. and the terms set forth above. I understand and agree to keep the contents of this letter confidential.


    /s/ Carlo Armenise                                3/16/96
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Signature of Carlo Armenise             Date